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                                  Exhibit 2

                                                               Investor contact:
                                                                     Ed Lockwood
                                                                     Symmetricom
                                                                  (408) 428-7845
                                                       elockwood@symmetricom.com
                                                       -------------------------

                                                                      Amy Flores
                                                                          For HP
                                                                  (650) 857-3076


SYMMETRICOM COMPLETES ACQUISITION OF HP'S COMMUNICATIONS SYNCHRONIZATION
BUSINESS

San Jose, California, September 30, 1999 - Symmetricom, Inc. (Nasdaq: SYMM) a leading supplier of advanced network synchronization and timing solutions for the global telecommunications industry, announced today that it has completed the purchase of Hewlett-Packard's (NYSE: HWP) Communications Synchronization business.

The Communications Synchronization business, formerly part of HP's Santa Clara Division, designs and manufactures network synchronization and timing equipment for global wireline and wireless telecommunications networks. Worldwide customers include major wireless equipment manufacturers and public network service providers.

Under terms of the Purchase Agreement, Symmetricom has acquired certain of HP's assets, operations and the business related to the design, manufacture, and marketing of network synchronization and timing equipment for global communications networks for approximately $30.0 million in cash, of which approximately $19.0 million was paid to HP at closing. The remaining $11.0 million will be paid over the next twelve to fifteen months as additional assets are transferred to Symmetricom. Symmetricom has also hired many of the employees of the Communications Synchronization business.

"This event marks a major milestone in our efforts to strengthen our position in the worldwide network synchronization and timing market. By combining these two world-class operations, we can better meet the needs of all major segments of the global synchronization and timing market. We believe future worldwide demand for network timing and synchronization products will be driven by the growth of competitive wireless and wireline telecom services, and the deployment of high-bandwidth applications such as cable telephony, video on demand, Voice-over-IP, and packet networking," stated Thomas Steipp, Chief Executive Officer of Symmetricom.

Symmetricom Background

Symmetricom's (Nasdaq: SYMM) advanced network synchronization products, the Heartbeat of the Net(TM), play a critical role in the operation and quality of service of
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sophisticated telecommunications networks. Global customers include network operators and network service providers. The company is developing products based on its proprietary Global Positioning System, BesTime(TM) intelligent clock, and PowerHelix(TM) antenna technologies to address synchronization, timing and location needs of modern telecommunications networks. Symmetricom's synchronization and timing equipment is deployed in tens of thousands of central offices in more than 60 countries around the world.

This press release contains forward-looking information within the meaning of
Section 27A of the Securities Act of 1933, as amended, and Section 21E of the Securities Exchange Act of 1934, as amended, and is subject to the safe harbor created by those Sections. These forward-looking statements include statements concerning Symmetricom's expectations regarding future product availability, demand and shipments, including current and planned Communications Synchronization products. Symmetricom's actual results could differ materially from those projected or suggested in these forward-looking statements. Factors that could cause future actual results to differ materially from the results projected in or suggested by such forward-looking statements include: difficulties in integrating the Communications Synchronization business, products and employees with those of Symmetricom; reduced rates of growth of telecommunication services and high-bandwidth applications; timing, cancellation or delay of customer orders; delays in new product development, introduction and production startup; increased competition; customer acceptance of new products, including new and existing Communications Synchronization products; customer delays in qualification of key new products, including new and existing Communications Synchronization products; and the risk factors listed from time to time in Symmetricom's reports filed with the Securities and Exchange Commission, including but not limited to, the report on Form 10-K.